Exhibit 11

                       ADMINISTRATIVE SERVICES AGREEMENT
                         FOR TIAA SEPARATE ACCOUNT VA-1


         THIS AGREEMENT made this 15th day of September, 1994, by and between:
Teachers Insurance and Annuity Association of America ("TIAA"), a nonprofit New York insurance corporation; and TIAA Separate Account VA-1 (the "Separate Account"), a separate account of TIAA established pursuant to the New York State Insurance Law.
                                   WITNESSETH:

         WHEREAS, TIAA has established the Separate Account to segregate assets funding the variable benefits provided by the Teachers Personal Annuity, an individual, flexible premium, deferred annuity, as well as by other contracts that may be offered by TIAA in the future; and

         WHEREAS, the Separate Account is registered as an open-end management investment company under the Investment Company Act of 1940 as amended (the "Act"), and currently consists of a single investment portfolio (known as the Stock Index Account), and may consist of additional investment portfolios in the future (collectively, with the Stock Index Account, referred to herein as "Portfolios"); and


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         WHEREAS, the assets of the Separate Account are held separately from the other assets of TIAA; and

         WHEREAS, the Management Committee of the Separate Account (the "Management Committee") desires to retain TIAA to render administrative services to the Separate Account in the manner and on the terms set forth herein; and

         WHEREAS, TIAA is willing to provide administrative services to the Separate Account in the manner and on the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TIAA and the Separate Account hereby agree as follows:

                  1. ADMINISTRATIVE SERVICES. Subject to the direction and control of the Management Committee, TIAA shall perform administrative services for the Separate Account and the portion of any annuity contracts issued by TIAA that are funded by the Separate Account (the "Contracts"). In this connection, TIAA agrees to perform administrative functions including, but not limited to:

                  a. Compute the daily net asset value of each Portfolio, and maintain the general ledge and other accounting records;


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                  b. Schedule, plan agendas for, and conduct meetings of the
Management Committee and holders of units of beneficial interest in the Separate Account ("Contract Owners")'

                  c. Recommend independent accountants, counsel, and others providing services required with respect to the Separate Account;

                  d. Coordinate, supervise, and/or direct the Separate Account's independent accountants and counsel on a day- to-day basis;

                  e. Prepare and distribute all required proxy statements, reports, and other communications with Contract Owners;

                  f. Prepare and file reports and other required filings with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc., and state "blue sky" authorities, and generally monitor compliance with all federal and state securities and insurance laws and the Internal Revenue Code of 1986, as amended;

                  g. Provide persons to perform such professional, administrative, and clerical functions as are necessary in connection with Contract Owner relations, reports, premium collections, withdrawal and transfer requests, and Contract Owner account adjustments, including the receipt, handling, and coordination of Contract Owner complaints, other than functions performed pursuant to any agreements between the Separate Account and its principal underwriter;


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                  h. Provide clerical, secretarial, accounting, and bookkeeping services, data processing services, office supplies, and stationery;

                  i. Provide adequate office space and related services (including telephone and other utility service) necessary for each Portfolio's operations;

                  j. Maintain initial and ongoing organizational records not otherwise maintained by the Separate Account's custodian(s), principal underwriter, or investment manager; and

                  k. Assist, generally, in all aspects of the Separate Account's operations.

                  Nothing herein shall be construed to restrict the Separate Account's right, at its own expense, to hire its employees or to contract for services to be performed by third parties.

                  2. ISSUANCE OF UNITS. TIAA shall issue and record the issuance of units of beneficial interest ("Units") in a Portfolio upon the receipt, directly or indirectly, of orders therefor. TIAA shall compute the number of Unites issuable in the case of an order for a dollar amount of Units at the net asset value per Unit for the Portfolio, as described in the then-current registration statement(s) for the Contracts (the "Registration Statement"). TIAA will take reasonable steps to


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ensure that the custodian receives all payments due the Separate Account in consideration of the issuance of Units.

                  3. WITHDRAWALS AND TRANSFERS. TIAA shall process each order for the withdrawal or transfer of Units at the net asset value per Unit of the Portfolio, as described in the Registration Statement. Where withdrawal or transfer of a dollar amount is requested, TIAA shall calculate the number of Units to be redeemed so as to provide the Contract Owner with the dollar value identified in the withdrawal or transfer request. And, TIAA shall make the required amount of funds available to the Contract Owner. Officers of the Separate Account shall cause TIAA to make such funds available not more than seven days after receipt of the withdrawal or transfer request, or within such other time period as is consistent with the requirements of the federal securities laws or other applicable laws.

                  4. BOOKS AND RECORDS. TIAA will maintain all general accounting records required for the Separate Account, to the extent not maintained by the custodian or the investment manager. TIAA agrees that all books and records which it maintains for the Separate Account are the Separate Account's property, and, in the event of termination of this Agreement for any reason, TIAA agrees promptly to return to the Separate Account, free from any claim or retention of rights by TIAA, all records relating to the Separate Account. TIAA also agrees, upon request of the Separate


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Account, promptly to surrender such books and records to the Separate Account or, at the Separate Account's expense, to make copies thereof available to the Separate Account or to make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Separate Account. TIAA further agrees to maintain, prepare, and preserve such books and records in accordance with the Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2.

                  The records maintained for the Separate Account hereunder by TIAA shall include records showing, for each Contract Owner's account, the following: (i) name, address, and tax identifying number; (ii) number of Units held in each Portfolio; (iii) historical information regarding the account of each Contract Owner, including the date, Portfolio, and price for all transactions; (iv) any stop or restraining order placed against the account; (v) any correspondence relating to the current maintenance of the account; (vi) any other information required in order for TIAA to perform the calculations contemplated or required by this Agreement; and (vii) such other records as the Management Committee may from time to time reasonably request.

                  5. EXPENSES. TIAA shall be responsible for all expenses related to performing administrative services for the


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Separate Account and with respect to the Contracts, which expenses shall include, but not be limited to:

                           i) all expenses, incidental and otherwise, associated
with preparing and filing with appropriate state, federal, local, or foreign governments or agencies all tax returns, including the expenses associated with any mailings to the Contract Owners with respect to such returns;

                           ii) fees and expenses incurred in the registration or
qualification (and maintaining said registration or qualification) of the Separate Account and Units therein under federal or state securities laws, if deemed applicable, including all fees and expenses incurred in connection with the preparation and filing of each Registration Statement (including each pre-effective and post-effective amendment thereto), each Prospectus (including any preliminary and each definitive Prospectus and any supplement thereto), and each Statement of Additional Information;

                           iii) fees and expenses incurred in the registration,
qualification, or approval (and maintaining said registration, qualification, or approval) of the Contracts for offer and sale under the securities or insurance laws of any state;


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                           iv) registration and filing fees for the contracts
payable to the SEC and any state;

                           v) costs and expenses of the preparation, servicing
and administration of the Contracts;

                           vi) compensation paid to members of the Management
Committee who are not "interested persons" of the Separate Account within the meaning of the Act, and travel expenses paid to all members of the Management Committee;

                           vii) any extraordinary or non-recurring expenses
(such as legal claims and liabilities, and litigation costs and indemnification related thereto);

                           viii) costs of printing and distributing, to current
Contract Owners, Contract Owner reports, proxy statements, Prospectuses and Statements of Additional Information, and any stickers and supplements thereto, and otherwise communicating with Contract Owners;

                           ix) costs and all incidental expenses associated with
conducting meetings of Contract Owners should they be held;


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                           x) the cost of the fidelity bond required by Rule
17g-1 of the Act, any other fidelity bond covering the Separate Account, and any errors and omissions insurance or other liability insurance covering the Separate Account and/or its officers, members of the Management Committee, and its personnel; and

                           xi) the charges and expenses of the independent
accountants and outside legal counsel retained with respect to the Separate Account other than for matters related to its investment activities, the charges and expenses of any independent proxy solicitation firm retained by the Separate Account to solicit votes from Contract Owners with respect to Units, and the charges and expenses of any trade association fees.

                  6. COMPENSATION OF TIAA. For the services to be rendered, the facilities furnished, and the expenses assumed by TIAA pursuant to this Agreement, the Separate Account shall pay to TIAA on each Valuation Day (as that term is defined in the Registration Statement), a fee based on an annual rate of twenty one-hundredths of one percent (0.20%) of the net assets of each Portfolio.

                  7. LIABILITY OF TIAA. TIAA will not be liable for any error of judgment or mistake of law or for any loss suffered


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by the Separate Account in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect TIAA against any liability resulting from the willful misfeasance, bad faith, or gross negligence of TIAA in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

                           8. DURATION AND TERMINATION OF THE AGREEMENT. This
Agreement shall become effective as of the date first written above, and shall continue in effect unless terminated by either party on not less than 90 days prior written notice to the other party.

                           9. FURTHER ACTIONS. Each party agrees to perform such
further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                           10. GOVERNING LAW. The provisions of this Agreement
shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, and the applicable provisions of the Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions


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of the Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control

                  11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

                  12. NOTICES. All notices and other communications provided for hereunder shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

                           a.       If to TIAA -
                                    Teachers Insurance and Annuity
                                    Association of America
                                    730 Third Avenue
                                    New York, New York 10017-3206
                                    Attention: Thomas G. Walsh

                           b.       If to the Separate Account VA-1 -
                                    TIAA Separate Account VA-1
                                    730 Third Avenue
                                    New York, New York  10017-3206
                                    Attention:  Thomas W. Jones

or to such other address as TIAA or the Separate Account shall designate by written notices to the other.

                  13. MISCELLANEOUS. Captions in this Agreement are included for convenience or reference only and in no way define


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or limit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, TIAA and the Separate Account have cause this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA



By: /s/ Thomas G. Walsh             Attest: /s/ Lisa Snow
    ---------------------------             -----------------------
Title: Executive Vice President     Title: Assistant Secretary




TIAA SEPARATE ACCOUNT VA-1



By: /s/ Thomas W. Jones      Attest: /s/ Lisa Snow
    ----------------------           -------------------------
Title: President             Title: Assistant Secretary




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